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[1 FIRST BANCORP LOGO]                                    [JP MORGAN CHASE LOGO]
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News release - IMMEDIATE RELEASE                               February 28, 2002


        FIRSTBANK PUERTO RICO TO ACQUIRE CHASE'S VIRGIN ISLANDS BUSINESS


ST. THOMAS, VI, FEBRUARY 28, 2002 - First BanCorp (NYSE: FBP) and J.P. Morgan Chase & Co. (NYSE: JPM) today announced that their subsidiaries, FirstBank Puerto Rico ("FirstBank") and JPMorgan Chase Bank ("Chase"), signed a Letter of Intent whereby FirstBank would acquire Chase's business operations in the United States Virgin Islands, British Virgin Islands and Barbados. The proposed transaction is subject to the parties entering into a definitive agreement and obtaining regulatory approvals, and is expected to close later this year.

Chase's business includes 8 branches and 14 ATM locations on four islands (St. Thomas, St. Croix, St. John and Tortola) in the United States Virgin Islands and British Virgin Islands. It also includes Chase Agency Services, Inc., which provides insurance services, and Chase Trade, Inc. which provides services to United States exporters. Chase's Virgin Islands franchise offers retail and commercial customers a full array of financial products and services and employs more than 280 employees in the region. Total assets related to this transaction are in excess of $500 million.

This proposed acquisition continues FirstBank's diversification and expansion strategy, which in recent years included its acquisition of the First Virgin Islands Federal Savings Bank and a Citibank branch. FirstBank has had a presence in the United States Virgin Islands since 1962.

Angel Alvarez-Perez, chairman and CEO of First BanCorp stated: "Our acquisitions in the Virgin Islands highlight our commitment to these communities. Further, as it is our intention to offer employment to all employees of Chase, we are looking forward to a combined workforce that will deliver on First BanCorp's commitment to providing superior quality and service."

"An important element of this transaction will be a smooth transition for our customers and employees," said Cassan Pancham, vice president and general manager of Chase Virgin Islands. "Our employees have enjoyed serving this community for years and we will continue to do so." Mr. Pancham will stay on with FirstBank in the Virgin Islands to manage the combined operations.

First BanCorp is an $8.2 billion financial holding company. It is the parent company of FirstBank Puerto Rico, the second largest commercial bank in Puerto Rico, and FirstBank Insurance Agency. Both First BanCorp and FirstBank Puerto Rico operate within United States banking laws and regulations. FirstBank operates a total of 91 financial service facilities throughout Puerto Rico and the United States Virgin Islands, including the operations of its subsidiaries Money Express, a finance company, and First Leasing and Car Rental, a car and truck rental leasing company. A component of




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Press contacts:
FirstBank Puerto Rico: Annie Astor-Carbonell, Senior Executive Vice President and Chief Financial Officer at 787-729-8088 or Fernando L. Batlle, Executive Vice President at 787-729-8252
JPMorgan Chase:  Catherine Keary, Vice President at 212-270-7171
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First BanCorp
J.P. Morgan Chase & Co.
News Release
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the S&P 600, First BanCorp is headquartered in San Juan, Puerto Rico.
Information on First BanCorp is available on the internet at www.firstbankpr.com.

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $694 billion and operations in more than 50 countries. With relationships with over 99% of the Fortune1000 companies, the firm is a leader in investment banking, asset management, private banking, private equity, custody and transaction services, and retail and middle market financial services. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers and the world's most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the internet at www.jpmorganchase.com.


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